UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2020

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MTNB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 11, 2020, director Adam Stern informed the Board of Directors (the “Board”) of Matinas BioPharma Holdings, Inc. (the “Company”) that he will not stand for re-election to the Board at the upcoming annual meeting of stockholders (the “Annual Meeting”) which will be held on November 2, 2020 due to other commitments. Mr. Stern’s term of service will expire at the Annual Meeting. As of the date of the Annual Meeting, the Company and Mr. Stern will enter into a consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Stern will provide ongoing strategic and operational advice for a period of one year in exchange for 100,000 shares of restricted stock of the Company and the extension of the vesting and exercisability terms of outstanding stock options and warrants of the Company held by Mr. Stern. Pursuant to the Consulting Agreement, Mr. Stern has agreed to certain specified restrictions on sales of the Company’s stock through the period ending August 1, 2021.

(d) On September 11, 2020, the Board of the Company, on the recommendation of its Nominating and Corporate Governance Committee, appointed Natasha Giordano as director of the Company, effective September 14, 2020. Ms. Giordano will also become a member of the Audit Committee of the Board.

Ms. Giordano, age 59, has been President, Chief Executive Officer and director of PLx Pharma Inc. (NASDAQ: PLXP) since January 2016. Previously, Ms. Giordano served as the Interim Chief Executive Officer of ClearPoint Learning, Inc., a privately held learning and training platform company, from May 2015 through November 2015. She also served on the ClearPoint board of directors from December 2009 through November 2015. Previously, Ms. Giordano served as the Chief Executive Officer of Healthcare Corporation of America (NYSE: HCA), a leading healthcare provider, from January 2014 through August 2014. From June 2009 to August 2012, Ms. Giordano served as Chief Operating Officer and then as Chief Executive Officer, President and a member of the board of directors of Xanodyne Pharmaceuticals, Inc., a privately-held branded specialty pharmaceutical company with development and commercial capabilities focused on pain management and women’s health. Prior to that, she served as President, Americas, for Cegedim Dendrite (formerly Dendrite International Inc.), a global technology services company, from 2007 to 2008, and as Senior Vice President of the Global Customer Business Unit of Cegedim Dendrite from 2004 to 2007. Ms. Giordano holds a Bachelor of Science degree in nursing from Wagner College. The Company believe Ms. Giordano is qualified to serve as a director due to her extensive experience in commercialization, general management and knowledge of the pharmaceutical and health care industries.

In connection with her appointment to the Board, the Board awarded Ms. Giordano 287,917 stock options, which vest in equal monthly installments over a 36-month period from the date of issuance and are exercisable at $0.693 per share.

There are no arrangements or understandings pursuant to which Ms. Giordano was appointed as a director, and there are no related party transactions between the Company and Ms. Giordano reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Giordano’s appointment to the Board is filed as Exhibit 99.01 to, and incorporated by reference in, this report.

Item 8.01	Other Events.

On September 15, 2020, the Company issued a press release announcing the outcome of its End of Phase 2 Meeting with the U.S. Food and Drug Administration (“FDA”) concerning the development and registration pathway for MAT9001. The official minutes of the meeting confirmed that the FDA and the Company are aligned on key next steps for MAT9001’s Phase 3 development program and registration pathway for an initial indication to treat severe hypertriglyceridemia (“SHTG”), a clinical disorder associated with major complications such as pancreatitis and atherosclerotic cardiovascular disease. The Company remains on track to initiate its Phase 3 program in the first half of 2021.

The Company and the FDA agreed on key elements of the Phase 3 program to support a New Drug Application (“NDA”) filing, including the requirement for a single 12-week study to support efficacy in SHTG. Moreover, FDA provided flexibility to the Company in the totality of patient safety data needed to meet regulatory requirements for NDA submission. The Company is evaluating several ways to both meet these requirements and to potentially provide additional data differentiating MAT9001 from other prescription omega-3 drugs.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are being furnished with this report:

Exhibit No.	Description

99.1	Press Release, dated September 14, 2020.
99.2	Press Release, dated September 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: September 15, 2020	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer

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